Exhibit No. 10.21


                               ASSET PURCHASE AGREEMENT

                                       BETWEEN

                          MECHANICAL TECHNOLOGY, INCORPORATED
                                (A New York Corporation)

                                         AND

                                  NYFM, INCORPORATED
                               (A New York Corporation)


	THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into between NYFM, Incorporated, a New York corporation ("NYFM") and Mechanical Technology, Incorporated, a New York corporation ("Seller"). This Agreement is entered into as of this 31st day of March, 1998. The Bill of Sale, the Assignment of Intellectual Property, the Management Services Agreement, the Proprietary Information Non-Disclosure Agreement, the FMI Guaranty, and the Amended CCF Agreement are all dated as of the 31st day of March, 1998 (the "Transactional Documents"). NYFM and Seller are sometimes referred to herein as the "Parties."

	In consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained in this Agreement, NYFM and Seller hereby agree as follows:


1. Sale of Assets.

   1.1   Sale of Assets.

         (a) Subject to the terms and conditions of this Agreement, on the Closing Date, Seller will endeavor to sell, assign, transfer and deliver to NYFM all of the assets and properties set forth on Schedule 1.1(a) attached hereto and made a part hereof, as the same shall exist on the Closing Date (and not disposed of in the ordinary course of business) and all assets and property thereafter acquired by Seller in respect of or necessary for the conduct of the Business immediately prior to the Closing Date (collectively, the "Conveyed Assets"). NYFM agrees that prior to May 31, 1998 it will determine what portion of the Conveyed Assets will be conveyed back to Seller (collectively, the "Reconveyed Assets"; the Conveyed Assets minus the Reconveyed Assets are, the "Assets"). The Assets will be conveyed free and clear of all Liens, except Permitted Liens. NYFM acknowledges that MTI make no representations or warranties as to its title to or ability to transfer any software set forth on
Schedule 1.1(a).

         (b) Seller further agrees that if any Conveyed Assets are not delivered to NYFM as of the Closing Date, Seller shall, prior to June 30, 1998, promptly deliver such asset to NYFM, so long as such asset is in the possession of Seller or Plug Power, L.L.C.





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         (c)     If NYFM resells any of the Assets or transfers any of
such Assets to Foster-Miller, Inc. or any affiliates or subsidiaries thereof, other than in the ordinary course of its business, within three (3) years of the Closing Date, NYFM shall remit to Seller all sums paid for any such Assets
(less cost directly related to the sale) in excess of Seventy-Five Thousand Dollars ($75,000), in the aggregate. Seller may request, not more frequently than annually, an accounting of any such sales or transfers.

         (d) Seller shall also convey government property, contract-required property and third party owned property as set forth on Schedule 1.1(d) to NYFM, to the extent such conveyance does not violate existing agree-ments of Seller with the government or such third parties. Seller and NYFM agree to take all reasonable and necessary action to convey any assets not conveyed as of the Closing Date to NYFM on or before April 30, 1998.

   1.2 Purchase of Assets. In exchange for the Assets, NYFM shall do the following:

         (a) Subject to the terms and conditions of this Agreement, NYFM hereby agrees (i) to execute and deliver to Seller the Transactional Documents on the Closing Date, (ii) to assume Seller's accrued liability for vacation pay to the persons listed on Schedule 1.12 in the total amount of $40,216.74, and (iii) to establish a credit for $34,783.26 for any warranty work performed by NYFM at the request of MTI pursuant to the terms of the Management Services Agreement.

         (b) NYFM further agrees to pay to Seller in cash, check or by wire transfer of immediately available funds, Twenty-five thousand dollars ($25,000), as NYFM's first payment on the Leased Premises, pursuant to the terms of the Management Services Agreement; and

         (c)     An amount equal to the following:  (A) if Combined Gross
Sales exceed $2.5 million NYFM agrees to pay Seller compensation equal to the following: (1) for the period commencing as of the Closing Date, through the first anniversary of the Closing Date, NYFM shall pay Seller compensation equal to (x) Combined Gross Sales, minus (y) $2.5 million, multiplied by (z) 0.13;
(2) for the period commencing as of the first anniversary of the Closing Date, through the second anniversary of the Closing Date, NYFM shall pay Seller compensation equal to (x) Combined Gross Sales, minus (y) $2.5 million, multiplied by (z) 0.053; (4) for the period commencing as of the third anniversary of the Closing Date, through the fifth anniversary of the Closing Date, NYFM shall pay Seller compensation equal to (x) Combined Gross Sales, minus (y) $2.5 million, multiplied by (z) 0.027, plus, (B) if NYFM or its parent, Foster-Miller, Inc., a Massachusetts corporation ("FMI") sell all or a portion of the assets of TEI or Fast Steering Mirror technologies during the period commencing as of the Closing Date and ending as of the third anniversary of the Closing Date, Seller shall receive fifty percent of the total purchase price in cash, regardless of how the purchase price is actually paid, less expenses directly related to the sale incurred in preparation of sales proposals and reasonable attorneys' fees necessary to conclude an agreement of sale. Such payments shall be due and payable 60 days after the anniversary of the Closing Date, or the first business day thereafter. FMI, for itself, its successors and assigns, shall execute a guaranty (the "FMI Guaranty") in the






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form attached hereto as Exhibit A, by which FMI agrees to guarantee the prompt payment when due of all funds payable to Seller pursuant to this Section
1.2(c).

   1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, NYFM assumes and agrees to pay, discharge, or fulfill any and all liabilities and obligations of Seller (including but not limited to contingent liabilities) set forth on Schedule 1.3, attached hereto and made a part hereof (the "Assumed Liabilities"), and as may be reconciled by the parties within thirty (30) days of the Closing date.

   1.4     [Intentionally left blank]

   1.5     Assignment of Contracts.

         (a) Seller shall assign to NYFM all of Seller's rights, title and interest in and to the contracts set forth on Schedule 1.5(a) attached hereto (the "Assumed Contracts").

         (b) Unless otherwise provided in 1.5(d), Seller shall use its best efforts to invoice customers for all work performed on any of the Assumed Contracts prior to the Closing Date. If Seller is unable to invoice customers for any fully-authorized work performed on Assumed Contracts prior to the Closing Date because it has not attained the necessary milestones, or for whatever other reason except default, Seller shall, within sixty (60) days of the Closing Date, invoice NYFM for such amounts. NYFM shall pay Seller with respect to such invoices within fifteen (15) days of receipt of payment from the payor with respect to such Assumed Contract. Seller shall have the sole and absolute right to receive all payments related to such work. Except as set forth below, NYFM shall have the sole and absolute right to receive all payments related to work performed on or after the Closing Date with respect to Assumed Contracts. Any retainage received by NYFM with respect to the Assumed Contracts shall be divided pro rata based on the respective billing amounts of the Parties, and NYFM shall remit to Seller its share thereof within fifteen
(15) days of NYFM's receipt thereof. At Seller's reasonable request, NYFM shall provide Seller a monthly accounting of its Assumed Contract receipts until all amounts Seller billed to NYFM have been paid in full. Seller shall not bill any amounts for adjustments due to billing errors or an increase in direct or indirect rates.

         (c) NYFM hereby agrees to perform the Assumed Contracts in accordance with the terms and conditions of the Assumed Contracts and applicable novations and subcontracts.

         (d) 1. Notwithstanding Section 1.5(b) above the parties agree that NYFM shall assume any cost overrun risk with regard to Assumed Contract F-41650-95-D-0001 and Seller shall assume any cost overrun risk with regard to the subcontracting (the "DOE Subcontract") of Seller's prime contract DE-AR21-











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95MC32093.  Seller shall reimburse NYFM for all invoices submitted to Seller for NYFM's performance of the DOE Subcontract regardless of Sellers reimbursement by DOE.

                 2.      The cost to complete several of the NYFM
Electric Boat contracts exceeds the funds currently authorized. It is not certain that Electric Boat will authorize additional funds to complete the work-scope of the contracts. The Seller agrees that if the customer(s) does not authorize sufficient funds to complete the workscopes, that NYFM and the Seller will share the final amount that the customer pays above the authorized amount in direct portion to the amount of work each party has invoiced above the authorized amount.

   1.6     [Intentionally left blank]

   1.7 Warranty Work Procedure. NYFM will, at Seller's request, perform all work with respect to any warranty claim on products produced by the Business with respect to which Seller, or its subsidiary TEI, has warranty liability. Seller must consent to NYFM's work plan for work and estimate of costs on warranty claims, prior to the commencement of any such work. Except as provided in Section 1.2(a) of this Agreement, NYFM will bill Seller for the direct costs of labor, fringe benefits, materials, equipment, travel and other direct costs related to such warranty work.

   1.8     Assignment of Intellectual Property.  On the Closing Date,
Seller shall sell, assign and transfer all of Seller's right, title, and interest in and to the Intellectual Property, as set forth on Schedule 1.8 attached hereto, by execution and delivery to NYFM of the Assignment of Intel-lectual Property.

   1.9 Licensed Technology. Seller shall retain a non-exclusive, fully paid-up license in all Intellectual Property, including but not limited to Patent rights, Copyrights and Trade Secrets, transferred to NYFM and necessary for the conduct of Seller's business (exclusive of the Business), provided Seller's use of such Intellectual Property does not compete directly with NYFM's business or commercialization of such technology. Seller hereby grants to NYFM an irrevocable, paid-up, non-exclusive, non-transferable, royalty free license to Seller's software for NYFM's use only in connection with NYFM's business and only to the extent permitted by Section 7 of this Agreement.
Seller hereby also grants to NYFM an irrevocable, paid-up, non-exclusive, non-transferable, royalty-free copyright license for NYFM's internal use only of certain Technology Division documents that are non-public, and for NYFM's external use of such non-public documents to the extent permitted by Sections
1.15 and 7 of this Agreement. Seller hereby also grants to NYFM an irrevocable, paid-up, non-exclusive, non-transferable, royalty-free license to U.S. Patent Nos. 4,773,019 and 4,751,381. All rights not expressly granted to NYFM hereby with respect to the subject matter of this Section, are reserved to Seller.

   1.10 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Governmental Approval, instrument, contract, lease,







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permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of NYFM or Seller thereunder. Any transfer or assignment to NYFM or Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement which requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use all efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with NYFM in any lawful and economically feasible arrangement to provide that NYFM shall receive the interest of Seller in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement.

   1.11 Liability for Transfer Taxes and Fees. NYFM shall be responsible for the timely payment of, and shall indemnify and hold harmless Seller against, all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees, including any and all fees related to the transfer of Patents and other Intellectual Property ("Transfer Taxes") arising out of, in connection with, or attributable to, the transactions effected pursuant to this Agreement. NYFM shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes, provided that the Seller shall be permitted to prepare any such tax returns that are the primary responsibility of the Seller under applicable law.

   1.12 Employees. NYFM shall offer to hire those employees set forth on Schedule 1.12 attached hereto and made a part hereof. All such employees are currently, and shall be hired by NYFM as, employees at will. NYFM shall make available to such employees benefits that approximate those provided to existing employees of NYFM, however, NYFM shall not assume any liability for continuation of any employee benefit plan instituted or carried out by Seller.

   1.13    [Intentionally left blank]

   1.14 Employee Severance. If NYFM terminates any employee set forth on Schedule 1.12 for lack of work during the period commencing as of the Closing Date and terminating as of the Third anniversary of the Closing Date, NYFM shall pay such employee a separation payment equal to the payment set forth on
Schedule 1.14 attached hereto and made a part hereof ("Separation Payment"). Seller shall reimburse NYFM for such Separation Payment as follows: (1) if the termination occurs after the Closing Date, but before the first anniversary of the Closing Date, Seller shall reimburse NYFM for 2/3 of the Separation
Payment; (2) if the termination occurs as of the first anniversary of the Closing Date, but before the second anniversary of the Closing Date, Seller shall reimburse NYFM for 1/2 of the Separation Payment; (3) if the termination occurs as of the second anniversary of the Closing Date, but before the third anniversary of the Closing Date, Seller shall reimburse NYFM for 1/4 of the Separation Payment.









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   1.15    Confidentiality.

         (a) The Parties acknowledge that each of them owns inform-ation of a confidential and/or proprietary nature ("Information") that may be located or utilized from time to time at the premises shared by the Parties at 968 Albany-Shaker Road, Latham, New York.

         (b) Each of the Parties agrees for itself that it will use its best efforts to ensure that it, its officers, directors, members, managers and employees, and any contractors, agents, licensees, and invitees of such Party do not obtain access to Information of the other Parties through acts or omissions of such Party and will use its best efforts to protect its own Information from disclosure to the other Parties or such other persons. In the event that a Party discovers Information belonging to another Party, or otherwise receives such Information, other than pursuant to an express written agreement between such Parties requiring or permitting such disclosure, the Party discovering or receiving such Information shall (i) use the same reasonable efforts to protect such Information as are used to protect its own Information, (ii) promptly give notice of such discovery or disclosure to the Party whose Information was compromised, as required below, and (iii) except as provided in paragraph (c) of this Section 1.15, shall not make any reproductions, disclosures or use of such Information in any manner or for any use or purpose.

         (c) Limitations on reproduction, disclosure or use of Information shall not apply to, and neither Party shall be liable for, reproduc-tion, disclosure or use of Information with respect to which any of the follow-ing conditions exist:

                 (i) If, prior to the receipt thereof, the Inform-ation had been developed independently by the Party receiving it, or was lawfully known to the Party receiving it, or had been lawfully received from other sources, including another Party, provided such other source did not receive it due to a breach of this Agreement;

                (ii) If, subsequent to the receipt thereof, (i) the Information is published by the Party furnishing it, or is disclosed by the Party furnishing it to others, including another Party, without restriction,
(ii) the Information has been lawfully obtained by the Party receiving it from other sources, including another Party, provided such other source did not receive it due to a breach of this Agreement, (iii) if such Information other-wise comes within the public knowledge or becomes generally known to the public, or (iv) it is established as a matter of law that such Information is developed by employees or consultants of the receiving Party who have not had access to Information received hereunder; or














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               (iii)    If any part of the Information has been or hereafter
shall be disclosed in a United States patent issued to the Party owning the Information hereunder, then, after the issuance of such patent, the limitations on such Information as disclosed in the patent shall be only that afforded by the United States patent laws.

	The Parties shall execute, deliver and abide by the terms of the Proprietary Information Non-Disclosure Agreement of even date, executed in connection with this transaction.

2. Events Occurring on the Closing Date

   2.1 Closing. The closing shall take place on March 31, 1998 (the "Closing Date") at the offices of Whiteman Osterman & Hanna, One Commerce Plaza, Albany, New York 12260, or at such other location as the parties shall mutually agree.

   2.2 Deliveries by Seller. As of the Closing Date, Seller shall deliver to NYFM the following:

         (a) The Bill of Sale and the Assignment of Intellectual Property (the "Conveyance Instruments");

         (b) Duly executed copies of every other Transactional Document to which Seller is a party;

         (c) A copy of the resolutions of Seller's directors, certi-fied by its Secretary or other authorized party, authorizing or ratifying the execution and delivery of this Agreement, the Conveyance Instruments, and the other Transactional Documents, and the consummation of the transactions contem-plated hereby and thereby;

         (d) A certificate from the Secretary of State of the State of New York as to Seller's good standing in such state certified as of a date within thirty (30) days of the Closing Date;

         (e) An opinion from Seller's counsel, in form and substance satisfactory to NYFM and NYFM's counsel;

         (f) All other previously undelivered items required to be delivered by Seller at or prior to the Closing Date pursuant to the terms of this Agreement, the Conveyance Instruments or the Transactional Documents.

















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   2.3     Deliveries by NYFM.  As of the Closing Date, NYFM shall deliver or cause to be delivered to Seller the following:

         (a)     Duly executed copies of the FMI Guaranty;

         (b) Duly executed copies of every Transactional Document to which NYFM is a party;

         (c) A copy of the resolutions of NYFM's directors, certified by its Secretary or other authorized party, authorizing or ratifying the execution and delivery of this Agreement and the other Transactional Documents, and the consummation of the transactions contemplated hereby and thereby;

         (d) A copy of the resolutions of FMI's directors, certifie by its Secretary or other authorized party, authorizing or ratifying the execu-tion and delivery of the FMI Guaranty;

         (e) A certificate from the Secretary of State of the State of New York as to NYFM's good standing in such state certified as of a date within thirty (30) days of the Closing Date;

         (f) A certificate from the Secretary of State of the Common-wealth of Massachusetts as to FMI's good standing in such state certified as of a date within thirty (30) days of the Closing Date;

         (g) An opinion, from NYFM's counsel, in form and substance satisfactory to Seller and Seller's counsel;

         (h) All other previously undelivered items required to be delivered by NYFM or FMI at or prior to the Closing Date pursuant to the terms of this Agreement, the FMI Guaranty or the Transactional Documents.

3. Representations and Warranties.

   3.1 Representations and Warranties of Seller. Seller represents and warrants to NYFM as follows:

         (a) Authorization, etc. Seller has the corporate power and authority to execute and deliver this Agreement and each of the Conveyance Instruments and Transactional Documents to which it is a party and to fully perform its obligations and consummate the transactions contemplated thereby. The execution and delivery by Seller of this Agreement, the Conveyance Instruments and the Transactional Documents and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action. This Agreement, together with all other obligations of














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Seller hereunder, constitutes the valid and legally binding obligation of
Seller, enforceable in accordance with its terms.

         (b) Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full corporate power and authority to carry on the Business in the places where such Business is conducted.

         (c) No Conflicts. The execution, delivery and performance by Seller of this Agreement, the Transactional Documents, and the consummation of the transactions contemplated thereby, do not conflict with, or result in a violation of, or a default under, (i) any Applicable Law applicable to the Business or any of the Assets, (ii) the certificate of incorporation and bylaws of Seller or (iii) except as set forth in Schedule 3.1(c), any Contract or other contract, agreement or other instrument to which Seller is a party and by which Seller or any properties or assets of the Business are bound. Except as specified in Schedule 3.1(c), no Governmental Approval or other Consent is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement, the Conveyance Instruments or the Transactional Documents or the consummation of the transactions contemplated thereby.

         (d) Absence of Liens. Seller hereby warrants title to the Assets to NYFM, free and clear of any Lien, except Permitted Liens. Except as set forth on Schedule 3.1(d), all Assets transferred to NYFM are free from any Liens, except Permitted Liens.

         (e)     Legal Proceedings.  Except as set forth on Schedule
3.1(e), to the best of Seller's actual knowledge after due inquiry, there are no outstanding or threatened claims or suits against Seller or the Assets, that would cloud Seller's title to the Assets or Intellectual Property or prevent Seller from transferring the Assets or Intellectual Property to NYFM.

         (f) Taxes. Seller has duly and timely filed all tax returns with respect to taxes required to be filed on or before the Closing Date.
Except for taxes set forth on Schedule 3.1(f), which are being contested in good faith and by appropriate proceedings, all taxes have been duly and timely paid. All taxes required to be withheld by or on behalf of Seller in connection with amounts paid or owing to any employee, independent contractor, creditor or other party with respect to the Business have been withheld, and such withheld taxes have been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose. Seller shall be responsible for payment of all such contested taxes in the event such contest is determined adverse to Seller.

         (g) Intellectual Property. To the best of its knowledge, Seller is not aware of any third party trade secret, patent, trademark or copy-right that would be subject to a claim of infringement by such third party should NYFM practice the Intellectual Property or Trade Secrets to be trans-ferred. Seller has no outstanding claims against any third party for infringe-ment of any of the Intellectual Property, and to the best of its actual knowl-









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edge, Seller is not aware of any Intellectual Property that is currently being infringed by any third party.

         (h)     Due Diligence Materials.  Except as set forth on
Schedule 3.1(h), each of the documents, contracts, financial statements, corres-pondence, purchase orders, patent applications, records of title, bills of sale, employee records or business forecasts, identified as material by mutual agreement of the Parties and as set forth on Schedule 3.1(h), are materially complete and accurate and no other documents exist that are material to the Business or material to an analysis of whether to purchase the Business.

         (i) Environmental. There are no known outstanding or pending environmental claims regarding the Assets or the premises to be leased by NYFM from Seller and there have been no reportable releases to the ground or air at the premises to be leased by NYFM, except as set forth in the Phase I Environmental Reports for the Latham and Malta sites, previously delivered to NYFM. Seller shall indemnify and hold harmless NYFM, its agents, officers, directors, employees, consultants and contractors, and each of their respective heirs, successors and assigns, from all claims, injunctions, damages, response costs, reasonable attorneys' fees, fines, fees, taxes and penalties, including, without limitation, past, present and future claims under the common law or any local, state or federal ordinances, statutes or regulations administered or enforced by any government or governmental agency, arising out of, or relating to, acts or omissions of Seller with respect to any environmental condition arising out of Seller's use of such Latham and Malta sites.

         (j) Further Environmental Assurances. None of the Assets or premises are subject to any RCRA, Federal or State Superfund or any third party environmental claims or suits, and except as disclosed on Schedule 3.1(j), Seller and employees of the Business as of the Closing Date are not involved in any claims or suits regarding any environmental matter related to Seller or the Business.

         (k) Employees. Seller is in compliance with regard to any affirmative action plan and is not in violation of any EEOC, wage, OSHA or other employment plan or regulation that would give rise to claims by the current employees of the Business, which claims would have a material adverse effect on the ability of NYFM to hire such current employees without restriction or conduct the Business without undue burden or costs.

         (l) Leased Space. Except as set forth on Schedule 3.1(l), to the best of Seller's knowledge, there are no building or electrical or other code violations or primary lease conditions or breaches regarding the premises to be leased by NYFM which would cause any unanticipated expense or an inabil-ity of NYFM to lease the premises for their intended purpose. In the event of a breach of this provision, upon notice thereof by NYFM to Seller, Seller promptly shall undertake the repair or correction of any such violation, lease condition or breach at Seller's own expense.











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         (m)     To the best of its knowledge, Seller has not withheld
any material facts from NYFM which would cause NYFM, as a reasonably prudent business entity, not to proceed with the Transactional Documents.

         (n) Employees. Seller is an employer at will and has no employment contracts with any employee of the Business. Seller is a non-union shop and has no union contracts or agreement. Except as set forth on Schedule 3.1(n) attached hereto, there have been no material changes in the compensation of the employees of the Business since February 28, 1998.

         (o) Seller represents that it has product liability and completed operations insurance coverage in the amount of $1,000,000 per occur-rence and $2,000,000 in the aggregate and that it will maintain such coverage for two years from the Closing.

         (p)     Intellectual Property.  In addition to Schedule 1.8 and
Section 1.9, Seller has transferred to NYFM all the Intellectual Property Seller owns necessary for NYFM to conduct the Assumed Contracts, and Seller shall not assert any Patents it owns against NYFM with respect to NYFM's conduct of the Business.

   3.2 Representations and Warranties of Purchaser. NYFM represents and warrants to Seller as follows:

         (a) Authorization, etc. NYFM has the corporate power and authority to execute and deliver this Agreement and each of the Transactional Documents to which it is a party and to fully perform its obligations and consummate the transactions contemplated thereby. The execution and delivery by NYFM of this Agreement and the Transactional Documents and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action. This Agreement, together with all other obligations of NYFM hereunder, constitute the valid and legally binding obligation of NYFM, enforceable in accordance with its terms.

         (b) Corporate Status. NYFM is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to carry on its business in the places where it is to be conducted.

         (c) No Conflicts. The execution, delivery and performance by NYFM of this Agreement and the Transactional Documents, and the consummation of the transactions contemplated thereby, do not conflict with or result in a violation of or a default under (i) any Applicable Law applicable to NYFM or any of its assets, (ii) the certificate of incorporation and bylaws of NYFM or
(iii) except as set forth in Schedule 3.2(c), any contract, agreement or other instrument to which NYFM is a party and by which NYFM or any properties or assets are bound. Except as specified in Schedule 3.2(c) or Schedule 3.1(c), no Governmental Approval or other Consent is required to be obtained or made by NYFM in connection with the execution and delivery of this Agreement, or the Transactional Documents or the consummation of the transactions contemplated thereby.

         (d) Litigation. To the best of NYFM's knowledge, after due inquiry, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity pending or threatened against NYFM, their assets or businesses or the transactions contemplated by this Agreement.

4.	Indemnification.

   4.1 By Seller. Seller agrees to indemnify against all losses, actions, suits, claims or proceedings (including attorneys' fees) that may be incurred by NYFM arising out of any breach by Seller of any of Seller's representations warranties, covenants or agreements made in this Agreement, the Schedules attached hereto or any document or instrument delivered in connec-tion with the transactions contemplated hereby.

   4.2 Seller shall also be liable for and indemnify, defend, and hold harmless NYFM for all costs, including reasonable expenses and attorneys' fees, of any claims, suits or actions that arise:

         (a) out of any contract work, warranty work or products for any and all Seller contract work, operations or products sold or delivered to third parties prior to the Closing Date; and

         (b) for any and all contract work, warranty work or products whether or not completed or sold or delivered but only to the extent such claim, suit or action arises out of Seller's negligent design, fabrication, manu-facture, sales, installation, repair, replacement parts or warranty work performed by Seller prior to, or after, the Closing Date.

   4.3 By NYFM. NYFM agrees to indemnify against all losses, actions, suits, claims or proceedings (including attorneys fees) that may be incurred by Seller arising out of any breach by NYFM of any of NYFM's representations warranties, covenants or agreements made in this Agreement, the Schedules attached hereto or any document or instrument delivered in connection with the transactions contemplated hereby.

   4.4 NYFM shall be liable for and indemnify, defend and hold harmless Seller for all costs, including reasonable expenses and attorneys' fees, that arise:

         (a) out of all Assumed Contract work performed by NYFM after the Closing Date (except as otherwise provided in Section 4.4(c) hereof), provided, however, that NYFM shall not be liable for any such Assumed Contract work if the act or omission or cause of the claim arises out of work previously performed by Seller;

         (b) out of warranty work performed by NYFM at the request of Seller or upon the contractual obligation of NYFM, provided, however, that NYFM shall not be liable for any failures of warranty work performed or re-performed that arise out of the original design of Seller, the design or supply of spare parts by Seller, or the instruction or operations manuals or procedures supplied by

Seller, unless such manuals or procedures are not followed by NYFM or unless NYFM performs redesign and such redesign is the cause of any failure; and

         (c) out of work done by Seller for Electric Boat Corporation after the Closing Date if Seller transfers revenues from such work to NYFM pursuant to the Management Services Agreement.

   4.5 Notice and Defense of Claims. A Party claiming indemnification under this Section 4 (the "Asserting Party") must promptly notify in writing the Party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification. If such claim relates to a claim, litigation or other action by a third party against the Asserting Party, or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party. The Defending Party may not assume the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and the Asserting Party determines that representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the obligation to employ its own counsel, at its own cost. If such a determination is made by counsel to the Asserting Party in an opinion letter addressed and reasonably satisfactory to the Defending Party, the Defending Party shall retain liability for the cost of the Asserting Party's independent counsel. If the Defending Party assumes the defense of the Third Party Claim, the Defending Party shall be liable for any fees and expenses of counsel for the Defending Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence). The Defending Party shall have the right to assume the defense of and settle the Third Party Claim (at the Defending Party's expense), unless the Asserting Party shall notify the Defending Party in writing within five (5) days after receipt of such notice of intention to settle, of the Asserting Party's election to assume (at its expense) the defense of the Third Party Claim and promptly thereafter takes appropriate action to implement such defense. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense of any claim, action or proceeding covered by this Section 4.

   4.6 Remedies. Except as otherwise provided herein, none of the remedies provided in this Agreement for either party, including specific per-formance, are the exclusive remedy of either party for a breach of this Agree-ment. Except as otherwise provided herein, the parties shall have the right to seek any other remedy in law or equity in lieu of or in addition to any remedies provided in this Agreement, including an action for damages for breach of contract.

5.	Brokers.

   5.1 For Seller. Seller represents and warrants that except as set forth on Schedule 5.1 hereof, it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. Seller agrees to indemnify and hold harmless NYFM against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of Seller.

   5.2     For NYFM.   NYFM represents and warrants that it has not engaged
any broker or finder or incurred any liability for brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement. NYFM agrees to indemnify and hold harmless Seller against any claims or liabilities asserted against it by any person acting or claiming to act as a broker or finder on behalf of NYFM.

   5.3 Public Announcements. Any and all press releases and other public announcements or communications concerning this Agreement and the trans-actions hereunder to be made by either Party may be made only with the prior written approval of the other Party or as otherwise required by law.

6.	Definition of Certain Terms.

	The terms defined in this Section 6, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section are to a Section or Schedule of or to this Agreement, unless otherwise indicated.

	"Agreement" means this Asset Purchase Agreement, including the Schedules hereto.

        "Applicable Law" means all applicable provisions of all (i) constitu-tions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of, or agreements with, any Governmental Authority.

	"Assets" is defined in Section 1.1.

        "Assumed Contracts" is defined in Section 1.5(a).

	"Assumed Liabilities" is defined in Section 1.3.

	"Business" shall mean the Technology Division of Mechanical Technology Incorporated.

	"Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York are authorized or required to close.

	"Closing Date" is defined in Section 2.1.

	"Combined Gross Sales" means Gross Sales of NYFM, plus Gross Sales of FMI derived from Intellectual Property transferred to NYFM, but shall not include any sales revenue from the sale by NYFM of all or a portion of the assets of TEI or Fast Steering Mirror technologies.

	"Confidential Information" means any information concerning the business and affairs of the Business that is not already generally available to the public.

	"Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including, but not limited to, any Governmental Authority.

	"Conveyance Instruments" is defined in Section 2.2(a).

	"Copyrights." The term Copyrights shall mean all copyrights, including, without imitation, all copyrights registered with the U.S. Copyright Office, (the "Works") and any derivative works of the Works and any "Moral Rights" Seller may have in the Works to the extent consistent with Sections 1.9 and 7 of this Agreement, excluding those copyrights underlying for which NYFM is only granted a license.

	"$ or dollars" means lawful money of the United States.

	"Excluded Liabilities" is defined in Section 1.4.

	"Gross Sales" means sales revenue minus any applicable taxes, freight, insurance, rebates or other costs incurred or paid by NYFM which is added to the sales price but not reimbursed by the purchaser of the goods or services or assets.

	"Governmental Approval" means any Consent of, with, from, or to, any Governmental Authority.

	"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

	"Intellectual Property" means collectively and singularly Patent rights, Copyrights, Trademark rights, Trade Secrets and know how used solely in connection with the Business except to the extent the transfer of any such Intellectual Property would be inconsistent with Sections 1.9 and 7 of this Agreement.

	"Knowledge" means actual knowledge after due inquiry and investigation.

	"Lien" means any encumbrance, lien, insurance claim, suit, and secured or unsecured financing.

	"Patent" The term Patent shall mean certain patent applications (the "Patent Applications"), together with all U.S. and foreign Letters Patent, foreign or domestic patent applications set out on Schedule 1.8 attached hereto and made a part hereof; patentable rights, whether or not such rights are registered, or applications for registration have been filed, with any foreign or domestic governmental agency; all proprietary drawings, plans, designs, quality control, machine and mechanical specifications, engineering data, production data, production techniques, installation data, application data, flow charts, logic diagrams relating to the Patent Applications, and any other foreign or domestic patentable rights that may be obtained in respect thereof; any foreign or domestic re-issues, reexaminations certificates, extensions, substitutions, confirmations, divisions, and continuations or continuations-in-part of any of the foregoing, whether or not such rights or inventions become patented, to the extent consistent with Sections 1.9 and 7 of this Agreement.

	"Permitted Liens" means 1) Liens for taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with GAAP; and 2) those Liens set forth on Schedule 6, attached hereto and made a part hereof.

	"Person" means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

	"Subcontracts" is defined in Section 1.5.

	"Trademark" means the foreign or domestically registered trademarks and common law trademarks described on Schedule 1.8, to the extent consistent with Sections 1.9 and 7 of this Agreement.

	"Trade Secrets" means methods, processes, know how and all other proprietary data and information relating to the Intellectual Property, including customer lists and business methods.

7.	Covenant Not to Compete.  For a period of five (5) years from and after the Closing Date, NYFM and FMI shall not (1) manufacture for use or sale of any aircraft engine balancing systems; (2) manufacture for use or sale any non-contact displacement sensors using fiber optic, capacitance, or laser technology; (3) manufacture for use or sale any PBS or equivalent engine balancing systems or component products; (4) contact any current Advanced Products Division vendors, unless as of the Closing Date, the Technology Division, NYFM or FMI had a relationship with such vendors; (5) sell, license or convey to a third party any of the technology underlying the items 7(1) through 7(3) above, unless such conveyance is approved by MTI and related to the purchase of a piece of machinery from MTI by FMI or NYFM for any such third party. This covenant not to compete does not prohibit NYFM or FMI from making, using or selling the Fast Steering Mirror Technology or from using structured light technology for surface profiling in such applications as topographical mapping and EndSpector or from continuing any work in fiberoptic capacitance or laser systems that FMI has completed, proposed (as evidenced by written records or has underway as of the Closing Date. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with one that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

8.	Miscellaneous.

   8.1 Expenses. Except as otherwise expressly provided herein, NYFM, FMI and Seller shall each pay their own expenses in connection with this Agree-ment and the transactions contemplated hereby.

   8.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

   8.3 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, with receipt thereof confirmed by telephone:

			(i)	if to NYFM:

			Steven K. Ruggieri
			Senior Vice President
			Foster-Miller, Inc.
			350 Second Avenue
			Waltham, MA 02154-1196
			Fax:  (781) 890-3489

				with a copy to:

			Richard A. Covel, Esq.
			General Counsel
			Foster-Miller, Inc.
			350 Second Avenue
			Waltham, MA 02154-1196
			Fax:  (781) 890-3489

			(ii)	if to Seller:

			President
			Mechanical Technology Incorporated
			968 Albany-Shaker Road
			Latham, New York  12110
                        Fax:  (518) 785-2297

				with a copy to:

			Catherine S. Hill, Esq.
			Whiteman Osterman & Hanna
			One Commerce Plaza
			Albany, New York 12260
			Fax:  (518) 487-7777


or, in each case, at such other address as may be specified in writing to the other parties hereto.

	Such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) three business days after being deposited with the U.S. Postal Service, if sent by registered or certified mail, (c) on the next business day, if sent by Federal Express or similar overnight courier, or (d) on the date sent, if receipt is confirmed by telephone in accordance with this provision.

   8.4 Entire Agreement. This Agreement, including the Schedules and the Transactional Documents (when executed and delivered), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

   8.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

   8.6 Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the conflict of laws rules thereof. NYFM and Seller hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the State of New York in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York or Federal court. NYFM, Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.3 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

   8.7 Binding Effect. This Agreement shall be binding upon an inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

   8.8 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties and their respective successors and permitted assigns.

   8.9 Amendment; Waivers, etc. No amendment, modification or dis-charge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforce-ment of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter des-cribed in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exer-cise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights or remedies that any party may otherwise have at law or in equity.

   8.10 Further Assurances. Seller and NYFM agree to execute such documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transaction contemplated hereby.

   8.11 Continued Cooperation. Seller NYFM agree that following the Closing Date, each of them shall cooperate in furnishing such information, documentation, and assistance as the other Party may reasonably request to carry out the provisions hereof, the transactions contemplated hereby and by the Transactional Documents, and to permit the continued operation of the businesses contemplated by the Transactional Documents to be operated at the building shared by the Parties.

   8.12 Survival. None of the representations and warranties or covenants of the Parties contained in this Agreement shall survive beyond the Closing Date, except that the and the covenants contained in Sections 1.1, 1.2, 1.3, 1.5(b), 1.7, 1.9, 1.10 through 1.15, 3.1(f), 3.1(i) 3.1(l), 3.1.0, 4.1 through 4.4, 4.5, 5.1 through 5.3, 7, 8.3, 8.6 through 8.11 shall survive until the expiration of the applicable statute of limitations period for any claims made in respect of the matters referred to in such Sections.

   IN WITNESS WHEREOF, the parties have executed the foregoing documents as of the date and year first above written.


					MECHANICAL TECHNOLOGY INCORPORATED
					(a New York corporation)

                                        /s/ Denis Chaves
					___________________________________
                                        By:  Denis Chaves
                                        Its: Vice-President




                                        NYFM, INCORPORATED
					(a New York corporation)

                                        /s/ William A. Ribich
					___________________________________
                                        By:  William A. Ribich, Sc. D.
                                        Its: President